Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:           MEDIA:
Byron Purcell           Susan Henderson
(717) 975-5809           (717) 730-7766

FOR IMMEDIATE RELEASE

Rite Aid Appoints Elizabeth Burr and Katherine Quinn to Board of Directors

Joseph B. Anderson, Jr. and Michael N. Regan Retire from Board, Effective Immediately

CAMP HILL, Pa. (April 15, 2019) – Rite Aid Corporation (NYSE: RAD) today announced that its Board of Directors has appointed Elizabeth (“Busy”) Burr, who most recently served as chief innovation officer and vice president of healthcare trend and innovation at Humana, and Katherine (“Kate”) Quinn, who currently serves as vice chairman and chief administrative officer of U.S. Bancorp, to the Rite Aid Board.

The appointment of Burr and Quinn reflects the continuation of Rite Aid’s commitment to refresh its Board and reinvigorate its corporate governance practices and policies. With the appointment of Burr and Quinn, Rite Aid has added five new, independent directors to its nine-member Board in the past year. Rite Aid also announced that Joseph B. Anderson, Jr. and Michael N. Regan, have retired from the Board, effective immediately.

Prior to her role at Humana, Burr held senior roles at Citi Ventures, Morgan Stanley, Credit Suisse First Boston and Gap, Inc. She has a wealth of finance, marketing, customer experience, and digital transformation expertise across the health care and digital health, financial services, technology and retail industries.

Quinn has significant experience in developing corporate strategy, marketing and transforming brands. Prior to joining U.S. Bancorp, Quinn held leadership roles at Anthem, The Hartford and CIGNA. The Rite Aid Board will benefit from Burr and Quinn’s expertise as the company continues to focus on executing its strategic plan and creating long-term stockholder value.

“We are pleased to welcome Busy and Kate to the Rite Aid Board. Their appointment further demonstrates our commitment to enhance the quality of our Board with additional relevant experience and expertise to guide Rite Aid into the future,” said Bruce Bodaken, Rite Aid chairman. “Their fresh perspectives, valuable expertise in marketing and consumer brands, and health care industry experience will contribute to the development and implementation of our strategy to better position Rite Aid in the creation of long-term value for stockholders.”

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Rite Aid Press Release - page 2

Mr. Bodaken continued, “We are very grateful for Joe and Mike’s contributions to Rite Aid during their tenure on our Board. Their vision and guidance have been tremendously valuable and we deeply appreciate their service.”

Elizabeth (“Busy”) Burr Biography

Busy Burr most recently served as the chief innovation officer and vice president of healthcare trend and innovation at Humana where she was responsible for driving the design, build and adoption of new product platforms in digital health, provider experience, and telemedicine, to improve health outcomes, create superior member experiences, and improve health care costs. She also founded Humana’s strategic investing practice, Humana Health Ventures. Prior to joining Humana in 2015, Burr was managing director of Citi Ventures and led large-scale business transformation efforts as the global head of Citi’s Business Incubation Function-DesignWorks. Earlier in her career, Burr spent seven years in investment banking at Morgan Stanley and Credit Suisse First Boston and previously served as vice president of global brand management at Gap, Inc. Burr holds an MBA from Stanford University and a bachelor’s degree in Economics from Smith College. Burr serves on the Boards of Mr. Cooper Group and Satellite Healthcare and is a member of the Smith College Business Network Advisory Council.

Katherine (“Kate”) Quinn Biography

Kate Quinn has served as vice chairman and chief administrative officer of U.S. Bancorp since April 2017 and is responsible for leading human resources, strategy and corporate affairs at the company. Quinn joined U.S. Bancorp in 2013 as executive vice president and chief strategy and reputation officer. Prior to joining U.S. Bancorp, Quinn most recently served as senior vice president and chief marketing officer at Anthem, a health benefits company, where she directed the company’s marketing, customer communications, digital, customer experience and retail strategies. She previously served as Anthem’s vice president of corporate marketing. Earlier in her career, Quinn served as chief marketing and strategy officer at a division of The Hartford, following leadership roles in strategy and product development at CIGNA and PacifiCare Health Systems, respectively. Quinn earned an MBA from University of Phoenix and a bachelor’s degree from Hunter College. In addition to her role at U.S. Bancorp, Quinn presently serves as a member of the Board of Trustees for both Minnesota Public Radio, and Fraser, a non-profit organization serving children and adults with special needs.

About Rite Aid Corporation
Rite Aid Corporation is one of the nation's leading drugstore chains with fiscal 2019 annual revenues of $21.6 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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